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Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2003 RESULTS

        Lake Forest, IL. October 13, 2003—Packaging Corporation of America (NYSE:PKG) reported today a third quarter net loss of $32 million, or $0.30 per share, which includes the previously announced, one-time charge of $47 million, or $0.44 per share, related to its July 2003 debt refinancing. Excluding the debt refinancing charge, earnings were $14 million, or $0.14 per share, compared to third quarter 2002 net income of $15 million, or $0.14 per share, and second quarter 2003 net income of $11 million, or $0.10 per share. Net sales for the third quarter were $445 million compared to $456 million in the third quarter of 2002.

        As shown in the attached table, adjusted net income, which excludes the $0.44 debt refinancing charge, was $32 million, or $0.30 per share, for the first nine months of 2003 compared to $36 million, or $0.33 per share, for the first nine months of 2002. Net sales for both the first nine months of 2002 and 2003 were $1.3 billion.

        Third quarter earnings were positively impacted by $0.04 per share compared to last year as a result of lower interest expense related to the debt refinancing in July. Lower pricing and containerboard volume, compared to last year, reduced earnings by about $0.04 per share. Both wood and energy costs were up slightly but were essentially offset by lower recycled fiber costs.

        For the quarter, PCA's corrugated products shipments equaled last year's record third quarter sales volume and containerboard production was 567,000 tons, which was 11,000 tons below the third quarter of 2002. PCA's containerboard inventory fell about 9,000 tons during the third quarter. PCA ended the quarter with long-term debt of $709 million and available cash-on-hand of $117 million, an increase of $64 million in cash since the completion of our debt refinancing on July 22.

        Paul T. Stecko, Chairman and CEO of PCA, said, "We had a very good quarter operationally, keeping costs down and operating very efficiently. We're pleased that we were able to equal last year's record third quarter volume in a difficult economy. More importantly, our volume strengthened as the quarter progressed which is hopefully a sign that the economy may finally be picking up."

        "With respect to fourth quarter earnings," Mr. Stecko added, "we expect lower containerboard and corrugated products volume as December is usually, by far, the seasonally slowest month of the year. Energy costs should be higher with colder weather, and we will also feel a full quarter's effect of the August containerboard price decrease. Considering these factors, we would expect earnings of about $0.06 per share in the fourth quarter."

        PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.7 billion in 2002. PCA operates four paper mills and 66 corrugated product plants in 25 states across the country.

CONTACT:

Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA's Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America Earnings Conference Call
WHEN:	Tuesday, October 14, 2003 10:00 a.m. Eastern Time
NUMBER:	(800) 513-1181 (U.S. and Canada) and (952) 556-2826 (International) Dial in by 9:45 a.m. Eastern Time Conference Call Leader: Mr. Paul Stecko
WEBCAST:	http://www.packagingcorp.com
REBROADCAST DATES:	October 14, 2003 12:00 p.m. Eastern Time through October 21, 2003 11:59 a.m. Eastern Time
REBROADCAST NUMBER:	(800) 615-3210 (U.S. and Canada), or (703) 326-3020 (International) Passcode: 272682

Some of the statements in this press release are forward-looking statements. Foward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as "will", "should", "anticipate", "believe", "expect", "intend", "estimate", "hope" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA's current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctation in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under the exhibit "Risk Factors" in PCA's 2002 Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended September 30,
	2003	2002
	(in millions, except per share data)
Net Sales	$444.6	$455.6

Operating Income(1)	29.5	40.0
Interest Expense	(82.5)	(16.7)
Income Tax Expense	20.7	(8.7)

Net Income (Loss)	$(32.3)	$14.6

Earnings per Share:
Basic Earnings per Share	$(0.31)	$0.14

Diluted Earnings per Share	$(0.30)	$0.14

Basic Common Shares Outstanding	104.3	104.8
Diluted Common Shares Outstanding	106.0	106.9
Supplemental Financial Information:
Capital Spending	$26.8	$19.7
Long Term Debt	$708.8	$768.2
Cash Balance	$116.7	$129.7
	Nine Months Ended September 30,
	2003	2002
	(in millions, except per share data)
Net Sales	$1,304.3	$1,317.7

Operating Income(1)	90.3	109.7
Interest Expense	(114.0)	(51.2)
Income Tax Expense	9.2	(22.7)

Net Income (Loss)	$(14.5)	$35.8

Earnings per Share:
Basic Earnings per Share	$0.14	$0.34

Diluted Earnings per Share	$0.14	$0.33

Basic Common Shares Outstanding	104.4	105.3
Diluted Common Shares Outstanding	106.3	107.5
Supplemental Financial Information:
Capital Spending	$78.1	$72.4

Notes to Consolidated Earnings Results:
(1)    "Operating Income" is defined as income before interest and taxes.

Packaging Corporation of America

Reconciliation of Net Income (Loss) as Reported
to Adjusted Net Income Before Nonrecurring Items(1)
Unaudited

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(in millions)
Net Income (Loss) as Reported	$(32.3)	$14.6	$(14.5)	$35.8
Nonrecurring Expense Items:
Cash Tender Offer Premium(2)	34.1	—	34.1	—
Write-off Deferred Financing Fees due To Early Extinguishment of Debt(3)	10.6	—	10.6	—
Fees and Expenses Related to PCA's Refinancing Efforts(4)	2.0	—	2.0	—

Total Nonrecurring Items	46.7	—	46.7	—

Adjusted Net Income Before Nonrecurring Expense Items	$14.4	$14.6	$32.2	$35.8

Notes to Reconciliation of Net Income (Loss) as Reported
to Adjusted Net Income Before Nonrecurring Items

(1)
Adjusted net income excludes the after-tax effect of expense related to the Company's refinancing transaction in the third quarter of 2003 as management considers such expense to be unusual in nature. Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)
Represents the premium paid for the tender of the 9 5/8% Series B Senior Subordinated Notes completed July 22, 2003.

(3)
Represents the write-off of deferred financing fees related to the 9 5/8% Series B Senior Subordinated Notes and PCA's Amended and Restated Credit Agreement dated as of April 12, 1999 and amended and restated as of June 29, 2000.

(4)
Represents fees that were expensed related to the refinancing. Other fees specifically related to the notes offering and the new bank facility were capitalized. These fees will be amortized over the lives of the respective agreements.

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PACKAGING CORPORATION OF AMERICA REPORTS THIRD QUARTER 2003 RESULTS
Packaging Corporation of America Consolidated Earnings Results Unaudited
Packaging Corporation of America Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income Before Nonrecurring Items(1) Unaudited